Exhibit 99

News Release NYSE: MYE
Contact(s):
Donald A. Merril, Vice President & Chief
Financial Officer (330) 253-5592
FOR IMMEDIATE RELEASE
Max Barton, Director, Corporate Communications
& Investor Relations (330) 253-5592
Myers Industries Reports 2009 Fourth Quarter & Full Year Results
EPS of $0.16 for the Quarter and $0.65 for the Year, Excluding Special Expenses;
Strong Cash Flow and Debt Reduction
February 24, 2010, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) today reports results for the fourth quarter and year ended December 31, 2009.
2009 Fourth Quarter Highlights:
•	Net sales from continuing operations were $188.3 million for the fourth quarter, an increase of 5% compared to $179.3 million in the fourth quarter of 2008. This increase primarily reflects higher volumes in the Material Handling and Lawn and Garden Segments.

•	Income from continuing operations was $2.0 million or $0.06 per share, compared to a loss of $(58.9) million or $(1.67) per share in the fourth quarter of 2008.

•	Fourth quarter income and earnings per share results were adversely affected by special pre-tax expenses of $5.5 million in 2009, $13.5 million in 2008, and a goodwill impairment charge of $60.1 million in the fourth quarter of 2008, detailed in the Reconciliation Statement.

•	Excluding these special expenses, income from continuing operations was $5.6 million or $0.16 per share in the fourth quarter, which also includes a pre-tax gain of $3.3 million on the sale of a manufacturing facility. This compares to income from continuing operations of $1.5 million or $0.05 per share in the fourth quarter of 2008, excluding special expenses.
2009 Full Year Highlights:
•	Net sales from continuing operations were $701.8 million for the year, a decrease of 14% compared to $813.5 million in 2008. This decrease was primarily due to lower volume and pricing in all Segments, tracking in line with the weak economic environment.

•	Income from continuing operations was $7.0 million or $0.20 per share, compared to a loss of $(45.7) million or $(1.30) per share in 2008.

•	Full year income and earnings per share results were impacted by special pre-tax expenses of $24.8 million in 2009, $18.1 million in 2008, and the $60.1 million goodwill impairment charge in 2008, detailed in the Reconciliation Statement.

•	Excluding these special expenses, income from continuing operations was $23.0 million or $0.65 per share for the year, which also includes the pre-tax gain of $3.3 million in the fourth quarter, as mentioned above, compared to $19.2 million or $0.54 per share in 2008.

•	Cash flow was strong for the year at approximately $72 million versus $60 million in 2008, primarily from working capital improvements. This enabled the Company to reduce total debt by $67.3 million to $104.3 million at December 31, 2009, from $171.6 million at December 31, 2008.

1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE

Myers Industries Reports 2009 Fourth Quarter & Full Year Results — 02/24/10	page 2 of 6
President and Chief Executive Officer John C. Orr said, “We posted positive operating results for both the fourth quarter and full year, with sales trending up during the quarter after several straight quarters in negative territory. During the year, we invested in and completed two major restructuring initiatives to ensure profitable operations and help mitigate the effects of a weak economic environment. Strategically, we focused on operations excellence to position us as a stronger company, ready to capitalize on new opportunities as our markets and customers experience an economic recovery.
“In addition, our 2009 cash flow performance was exceptional due to numerous working capital initiatives and results from our restructuring. Our financial position is strong, and we used cash to significantly reduce debt, invest in the businesses and continue cash dividends for our shareholders.”
Results from Continuing Operations — As Reported Fourth Quarter and Full Year :
$ millions, except per share data

	Fourth Quarter Ended Dec. 31			Year Ended Dec. 31
Consolidated Results:	2009	2008	%Change	2009	2008	%Change
Net Sales	$188.3	$179.3	5%	$701.8	$813.5	-14%
Income (Loss) Before Taxes	$2.6	$(67.5)	—	$8.8	$(46.0)	—
Income (Loss), Net of Taxes	$2.0	$(58.9)	—	$7.0	$(45.7)	—
Income (Loss) Per Share	$0.06	$(1.67)	—	$0.20	$(1.30)	—

Segment	Fourth Quarter Ended Dec. 31			Segment Income	Fourth Quarter Ended Dec. 31
Net Sales	2009	2008	%Change	(Loss) Before Taxes	2009	2008	%Change
Lawn & Garden	$60.3	$57.0	6%	Lawn & Garden	$5.8	$(7.0)	—
Material Handling	$67.7	$60.6	12%	Material Handling	$(0.3)	$6.9	—
Distribution	$43.2	$44.7	-3%	Distribution	$4.3	$3.3	30%
Auto & Custom	$21.5	$24.5	-12%	Auto & Custom	$(0.4)	$(61.2)	—

Segment	Year Ended Dec. 31			Segment Income	Year Ended Dec. 31
Net Sales	2009	2008	%Change	(Loss) Before Taxes	2009	2008	%Change
Lawn & Garden	$220.3	$272.8	- 19%	Lawn & Garden	$16.7	$(1.8)	—
Material Handling	$254.0	$261.2	-3%	Material Handling	$13.6	$26.6	- 49%
Distribution	$163.0	$187.1	-13%	Distribution	$13.7	$17.5	-22%
Auto & Custom	$86.0	$119.7	-28%	Auto & Custom	$0.8	$(54.2)	—
Net sales increased during the fourth quarter to $188.3 million, despite the challenging economic environment. For the full year, net sales were down 14% primarily due to the recessionary impact on many of the Company’s markets, which pressured customers to maintain cautious spending.
Gross profit was 20.0% in the fourth quarter of 2009 compared to 24.8% in the fourth quarter of 2008. The decrease in gross profit for the fourth quarter primarily reflects the impact of persistent market weakness, unfavorable mix in custom-molded material handling products and competitive pricing pressures. For the year, gross profit was flat at 24.3% versus 24.2% in 2008. Increased productivity as a result of restructuring programs, combined with lower commodity pricing for most of the year, helped to mitigate lower manufacturing volumes and unfavorable mix in 2009.
SG&A declined $7.0 million in the 2009 fourth quarter and $12.9 million for the year compared to the same periods of 2008. This was primarily due to reduced freight, a reduction in other selling expenses due to lower volumes and the ongoing benefits from restructuring initiatives.
-MORE-

Myers Industries Reports 2009 Fourth Quarter & Full Year Results — 02/24/10	page 3 of 6
The Company also benefited from a reduction in net interest expense of $1.1 million in the fourth quarter and $3.0 million for the year compared to the same periods in 2008, primarily due to lower debt levels and interest rates.
In the Lawn and Garden Segment, sales in the fourth quarter of 2009 increased 6% compared to the fourth quarter of 2008, primarily due to the seasonal increase in demand from grower markets and special promotions. The sales decline of 19% for the full year reflects the continued weak economic conditions, cautious inventory management by the grower markets and the depressed housing market. Profitability as reported for both the 2009 fourth quarter and full year benefited from the segment’s extensive restructuring program; also included are special pre-tax expenses in both 2009 and 2008, as well as a gain from the sale of a manufacturing facility in 2009, detailed in the Reconciliation Statement.
In the Material Handling Segment, sales increased 12% in the quarter, but were down slightly at 3% for the full year compared to the same periods of 2008. The sales increase in the fourth quarter was primarily due to an increase in sales through a custom-molded pallet program; however, soft demand continued across a wide range of markets for reusable containers and storage systems. Profitability as reported declined for both the quarter and full year, primarily due to pricing and mix of custom-molded pallets. Profitability as reported was also adversely affected in the 2009 fourth quarter due to $2.6 million in restructuring-related costs, detailed in the Reconciliation Statement.
In the Distribution Segment, demand for tire and vehicle service remained slow during the quarter, tracking with the segment’s leading economic indicators. Sales declined 3% in the fourth quarter and 13% for the full year compared to the same periods of 2008. Profitability increased 30% for the fourth quarter, primarily due to a favorable product mix of supplies and SG&A reductions. Profitability declined 22% for the year, weighted by the full impact of weak end market demand.
Auto and Custom Segment sales, down 12% and 28%, respectively, for the fourth quarter and full year compared to 2008, primarily reflect the weakness in automotive and original equipment markets. Profitability was impacted in the 2008 fourth quarter and full year by a $60.1 million goodwill impairment charge, due to adverse market conditions. Results for both the 2009 and 2008 fourth quarter and full year periods include special pre-tax expenses, detailed in the Reconciliation Statement.
Raw Material Costs
Raw material costs increased throughout 2009 and continue to rise in the first quarter of 2010. The Company continues to take appropriate actions to mitigate pressure from rising commodity resin costs.
Cash from Operations, Capital Expenditures and Debt Position
Strong cash flow of approximately $72 million for the year ended December 31, 2009, enabled the Company to reduce debt by $67.3 million, fund strategic capital expenditures and maintain regular dividend payments to shareholders.
Capital expenditures were approximately $16 million in 2009 compared to $41 million in 2008. Major opportunistic investments were made in 2008 for next-generation technology to drive new product development and future productivity savings. As a result, spending in 2009 was streamlined and focused on technology upgrades, product initiatives and additional productivity projects.
Total debt was $104.3 million at December 31, 2009, compared to $171.6 million at December 31, 2008. At December 31, 2009, the Company had more than $240 million of available borrowing under its $250 million Credit Agreement, which expires in October 2011. The Company is in compliance with all of its debt covenants, and management believes cash flow from operations and available credit facilities will be sufficient to meet expected business requirements in 2010.
-MORE-

Myers Industries Reports 2009 Fourth Quarter & Full Year Results — 02/24/10	page 4 of 6
2010 Outlook and Summary
The Company expects 2010 to be a year of gradual economic recovery. Myers Industries made substantial progress in 2009 with aggressive and timely actions to improve its operations through restructuring programs in the Lawn and Garden and Material Handling Segments. In addition, the divestiture of two rubber products businesses from the Auto and Custom Segment decreased the Company’s exposure to volatile Heavy Truck, Construction and certain Automotive markets. The Company continues to review its business segments for operational improvements, as well as selective acquisitions that align closely with its focus on high-value niche markets and will advance its product development and brand leadership strategy.
“We will remain focused on our business strategy for growth, which includes steady cash generation and balance sheet optimization so we can capitalize on both internal growth opportunities and acquisitions,” Orr concluded. “I would like to thank all of our employees for their commitment to our improvement initiatives and success in 2009 and beyond. As the economy recovers, we are in a strong position to deliver on our commitment to higher value for customers and shareholders.”
Conference Call Details
The Company will host a conference call and webcast for investors and analysts on Wednesday, February 24, 2010 at 11 a.m. ET to discuss the 2009 fourth quarter and full year results. The call may be accessed at (877) 407-8031. Callers are asked to sign on at least five minutes in advance. The call will also be available via a live webcast through the Company’s web site, www.myersindustries.com. Click on the Investor Relations tab. An archived replay of the call will also be available on the site.
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.
About the 2009 Fourth Quarter and Full-Year Financial Results: The data herein is unaudited and reflects our current best estimates and may be revised as a result of management’s further review of our results for the quarter and year ended Dec. 31, 2009. During the course of the preparation of our final consolidated financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary financial information presented.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control, that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; ability to weather the current economic downturn; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and from the Company’s Investor Relations section of its web site, at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.
-MORE-

Myers Industries Reports 2009 Fourth Quarter & Full Year Results — 02/24/10	page 5 of 6
MYERS INDUSTRIES, INC. CONDENSED STATEMENTS OF INCOME
($ in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net Sales	$188,294	$179,307	$701,834	$813,541
Cost of Sales	150,709	134,852	530,939	616,879

Gross Profit	37,584	44,455	170,896	196,662
Selling, General & Administrative Expenses	31,891	38,860	148,296	161,213
Impairment Charges	1,312	70,148	5,462	70,148

Total Operating Expenses	33,203	109,008	153,758	231,361

Operating Income (Loss)	4,381	(64,553)	17,137	(34,699)
Interest Expense, Net	1,822	2,964	8,304	11,336

Income (Loss) from Continuing Operations Before Income Taxes	2,559	(67,517)	8,833	(46,035)
Income Tax Expense (Benefit)	517	(8,608)	1,838	(286)

Income (Loss) from Continuing Operations	2,042	(58,909)	6,995	(45,749)
Income (Loss) from Discontinued Operations, Net of Tax	(1,101)	(162)	(7,678)	1,256

Net Income (Loss)	$941	$(59,071)	$(683)	$(44,493)

Income (Loss) Per Basic & Diluted Common Share
Continuing Operations	$0.06	$(1.67)	$0.20	$(1.30)
Discontinued Operations	(0.03)	0.00	(0.22)	0.04

Net Income (Loss) Per Share	$0.03	$(1.67)	$(0.02)	$(1.26)

Weighted Average Common Shares Outstanding	35,277,433	35,233,085	35,266,324	35,211,811

CONDENSED STATEMENTS OF FINANCIAL POSITION
($ in thousands)

	December 31,	December 31,
	2009	2008
Assets
Current Assets	$206,548	$232,648
Other Assets	145,000	137,347
Property, Plant & Equipment	158,418	198,905

	$509,966	$568,900

Liabilities & Shareholders’ Equity
Current Liabilities	$169,025	$96,970
Long-term Debt, less current portion	38,890	169,546
Deferred Income Taxes	38,370	43,149
Other Liabilities	5,683	6,396
Shareholders’ Equity	257,998	252,839

	$509,966	$568,900

-MORE-

Myers Industries Reports 2009 Fourth Quarter & Full-Year Results — 02/24/10	page 6 of 6
MYERS INDUSTRIES, INC. RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INCOME BEFORE TAXES BY SEGMENT
($ in millions)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008
Lawn & Garden
Income before taxes as reported	5.8	(7.0)	16.7	(1.8)

Restructuring — severance & compensation	0.1	0.0	2.3	0.0
Fixed asset impairment	0.0	8.5	2.0	8.8
Other restructuring	1.4	0.0	6.5	0.4
Gain on plant sale	(3.3)	0.0	(3.3)	0.0

Income before taxes as adjusted	4.0	1.5	24.2	7.4
Material Handling
Income before taxes as reported	(0.3)	6.9	13.6	26.6

Restructuring — severance & compensation	0.6	0.0	0.7	0.2
Fixed asset impairment	1.2	0.0	1.2	0.0
Other restructuring	0.7	0.0	0.7	0.0

Income before taxes as adjusted	2.2	6.9	16.2	26.8
Auto & Custom
Income before taxes as reported	(0.4)	(61.2)	0.8	(54.2)

Restructuring — severance & compensation	0.2	0.1	0.4	0.1
Fixed asset impairment	0.4	1.6	2.3	1.6
Other restructuring	0.9	0.0	1.1	0.0
Goodwill impairment	0.0	60.1	0.0	60.1

Income before taxes as adjusted	1.1	0.6	4.6	7.6

Distribution
Income before taxes as reported	4.3	3.3	13.7	17.5

Corporate and interest expense
Income before taxes as reported	(6.8)	(9.5)	(35.9)	(34.1)
Restructuring — consulting fees and other	0.0	3.3	7.7	7.0

Income before taxes as adjusted	(6.8)	(6.2)	(28.2)	(27.1)

Consolidated
Income from continuing operations before taxes as reported	2.6	(67.5)	8.8	(46.0)
Restructuring expenses and other adjustments	2.2	73.6	21.6	78.1

Income from continuing operations before taxes as adjusted	4.8	6.1	30.4	32.1

Note on Reconciliation of Income and Earnings Data: Income (loss) excluding the items mentioned above in the text of this release and in this reconciliation chart is a non-GAAP financial measure that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.
-END-